UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 18, 2007
Greenville Federal Financial Corporation
(Exact name of registrant as specified in its charter)

United States	000-51668	20-3742295

(State or other jurisdiction	(Commission	( IRS Employer
of incorporation)	File Number)	Identification No.)

690 Wagner Avenue, Greenville, Ohio	45331

(Address of principal executive offices)	(Zip Code)
937-548-4158
(Registrant’s telephone number, including area code)
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 18, 2007, Greenville Federal Financial Corporation (the “Company”) and Greenville Federal, its wholly-owned savings bank subsidiary, entered into an employment agreement with each of David M. Kepler, the President and Chief Executive Officer of both the Company and Greenville Federal, and Susan J. Allread, Chief Financial Officer, Vice President, Treasurer and Secretary of the Company and Chief Financial Officer, Vice President, Treasurer, Secretary and Compliance Officer of Greenville Federal. These employment agreements replace the agreements executed with Mr. Kepler and Ms. Allread in September 2006. Copies of the new Employment Agreements are attached hereto as exhibits. The agreements have terms of three years commencing July 1, 2007, and a salary and performance review by the board of directors not less often than annually. Each of Mr. Kepler and Ms. Allread are entitled to inclusion in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible. Mr. Kepler’s agreement provides for a minimum annual salary of $162,000. Ms. Allread’s agreement provides for a minimum annual salary of $75,000.
     The employment agreements are terminable by the Company or Greenville Federal at any time. In the event of termination for “just cause,” as defined in the agreement, the employee will have no right to receive any compensation or other benefits for any period after such termination.
     In the event of termination of the employee’s employment due to inability to perform his or her duties as a result of a medically diagnosable condition for a period of 180 days or more, the employee will be entitled to a lump sum payment equal to one-half of the employee’s annual salary.
     The employment agreements also contain provisions with respect to the involuntary termination of the employee’s employment within six months before or one year after the occurrence of a “change of control.” In the event of any such occurrence, the employee will be entitled to payment of an amount equal to three times (i) the greater of his or her annual salary set forth in the agreement or the annual salary payment as a result of any annual salary review, and (ii) the employee’s highest annual bonus during the five years preceding termination, subject to certain possible adjustments. In addition, the employee would be entitled to continued coverage under all benefit plans until the earlier of the coverage of the employee under another benefit plan or, generally, 18 months. The maximum the employee may receive, however, is limited to an amount that will not result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Internal Revenue Code or exceed limitations imposed by the Office of Thrift Supervision. “Control, “ as defined in the employment agreement, generally refers to the acquisition by any person or entity of the ownership or power to vote 50% or more of the voting stock of the Company; the change of a majority of the directors during any two consecutive years, unless the new directors were nominated by a vote of two-thirds of the directors in office at the beginning of such period; the acquisition by any person of the power to direct Greenville Federal’s management or policies, if the Company’s board of directors has made a determination that such acquisition constitutes a change in control for purposes of the Bank Holding Company Act or Change in Bank Control Act, or control of the election of a majority of the Company’s or Greenville Federal’s directors; or the reorganization, merger, consolidation or sale of the assets of the Company or Greenville Federal pursuant to which less than 50% of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company; provided, however, that the control exercised by Greenville Federal MHC and the Company over their subsidiaries or the Company’s and Greenville Federal’s conversion from the mutual holding company structure to a full stock form of organization will not constitute a change of control.
     The employee may voluntarily terminate his or her employment within one year after a change in control but be deemed to be involuntarily terminated upon the occurrence of any of the following events:
▪	a material diminution in the employee’s base compensation;

▪	a material diminution in the employee’s authority duties or responsibilities;

▪	certain changes in the person or persons to whom the employee reports;

▪	a material diminution in the budget over which the employee retains authority;

▪	a material change in the geographic location at which the employee is required to perform his or her service; or

▪	the employers or any of their successors or assigns otherwise breaches the agreement in any material respect.
     In the event of termination by the Company or Greenville Federal other than for cause, at the end of the term, due to a medically diagnosable condition or in connection with a change of control, the employee will be entitled to a lump sum payment equal to the amount of salary that would have been paid to the employee for the remainder of the term and continuation of benefits substantially equal to those being provided at the date of termination of employment until the earliest to occur of the date the employee becomes employed full time by another employer or the employee and the employee’s spouse reach age 65.
     All payments upon termination of employment are contingent upon the employee’s execution of a general release of any claims against the employers.

Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement with David M. Kepler

10.2	Employment Agreement with Susan J. Allread

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENVILLE FEDERAL FINANCIAL CORPORATION
Date: December 20, 2007	By:	/s/ David M. Kepler
David M. Kepler
President and CEO